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                                                                     EXHIBIT 8.1

                                 June 29, 1999



Alliance Resource Partners, L.P.
1717 South Boulder Avenue
Tulsa, Oklahoma 74119

        RE: ALLIANCE RESOURCE PARTNERS, L.P.; REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have acted as special counsel in connection with the Registration Statement on Form S-1, Registration No.: 333-78845 (the "Registration Statement") of Alliance Resource Partners, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of 9,259,840 common units (10,648,816 common units if the underwriters' overallotment option is exercised in full) representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

         The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                            Very truly yours,